Exhibit 99.1

Contact:	Tricia J. Richardson
Novavax, Inc.
1 240-268-2031
NOVAVAX ANNOUNCES EARLY RETIREMENT OF
$17 MILLION OF CONVERTIBLE DEBT
Transaction removes significant financial obligation and improves balance sheet
Rockville, MD — (April 29, 2009) — Novavax, Inc. (Nasdaq: NVAX), a leader in the development of novel vaccines, today announced that it has reached an early payoff agreement with holders of $17 million of the total $22 million in outstanding convertible notes. These convertible notes carried a coupon rate of 4.75% payable semi-annually and had a maturity date of July 15, 2009. Under the terms of the early retirement, the Company will pay 70% of the principal plus accrued and unpaid interest in cash and will issue shares of its common stock for the remaining 30% of the principal by dividing that principal amount by $2.50 for a total payment of approximately $12 million in cash and 2,040,000 shares of common stock. The remaining $5 million in outstanding convertible notes will be due on July 15, 2009 and can be paid in cash at maturity at the Company’s option.
“The transaction announced today to retire $17 million of our outstanding convertible notes removes a significant financial overhang from the Company. We have taken the opportunity to repay a larger portion of this debt in cash than was initially anticipated based on our current resources and market conditions. Removal of this indebtedness will allow the Company to continue its primary focus on the core mission of developing important new vaccines that can make a significant impact on human health,” stated Rahul Singhvi, President and Chief Executive Officer of Novavax, Inc.
About Novavax
Novavax, Inc. is a clinical stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like particle (VLP) technology. The Company produces these VLP based, potent, recombinant vaccines utilizing new, and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the Company’s various filings with the Securities and Exchange Commission.
Forward Looking Statement
Statements herein relating to future development results and performance, conditions or strategies and other matters, including expectations regarding product and clinical developments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks relating to the early stage of Novavax’s product candidates under development; current results may not be predictive of future pandemic results, results of our seasonal influenza vaccine or any other vaccine that we may develop; further testing is required before regulatory approval can be applied for and the FDA may not approve a vaccine even if further trial results are similar to those disclosed previously by the company; uncertainties relating to clinical trials; dependence on the efforts of third parties; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; and risks that we may lack the financial resources and access to capital to fund our operations including further clinical trials. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
###